EXHIBIT 10.15

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT between HealthSouth Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Jay F. Grinney (the “Executive”), dated as of May 3, 2004.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to employ the Executive on the terms set forth herein;

WHEREAS, the Executive has agreed to be employed by the Company on the terms set forth herein;

WHEREAS, the Executive and the Company wish to set forth the terms and conditions of the Executive’s employment in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

1. Employment Period. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and its affiliates, for the period commencing on the Commencement Date (as defined herein) and ending on the third anniversary of the Commencement Date; provided that the Executive’s employment by the Company will automatically be extended by twelve (12) additional months on the third anniversary of the Commencement Date and each annual anniversary thereafter unless either party provides written notice to the other party no less than ninety (90) days prior to the date of any such scheduled extension of its or his intention not to extend the term of the Executive’s employment (the original employment term plus any extension thereof being referred to herein as the “Employment Period”). For purposes hereof, the Commencement Date means the date the Executive commences employment with the Company which in all events shall be no earlier than May 3, 2004 and no later than May 17, 2004. Notwithstanding the foregoing, the Employment Period shall end on the date on which the Executive’s employment is terminated by either party in accordance with the provisions of this Agreement.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive shall serve as President and Chief Executive Officer of the Company, with overall charge and responsibility for the business and affairs of the Company, subject to the Board’s direction, and such other duties and responsibilities as are commensurate with such positions. The Executive shall be a member of the Board and a member of the Special Committee of the Board (the “Special Committee”); provided that as a member of the Board and/or the Special Committee, the Executive shall not participate in any deliberations or determinations regarding his own compensation, (B) the Executive shall report directly to the Board and (C) the Executive’s services shall be performed at the Company’s headquarters in Birmingham, Alabama.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company and to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall be entitled (A) to serve as a member of the board of directors of one unaffiliated corporation during the first two years of the Employment Period and of two unaffiliated corporations thereafter, (B) to serve on trade and charitable boards and (C) to manage his personal and family investments, in each case referenced in clauses (A) to (C), to the extent such activities are not competitive with the business of the Company or its affiliates and do not interfere in any way, in the reasonable judgment of the Board (or a committee thereof), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.

(b) Compensation.

(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of $900,000, payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be pro rated for 2004 based upon the portion of the year commencing on the Commencement Date that he is employed by the Company. The Executive’s Annual Base Salary shall be reviewed annually for increase in the sole discretion of the Board. Annual Base Salary shall not be reduced after any increase, and the term Annual Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as in effect at the time in question.

(ii) Annual Bonus. With respect to the year ending December 31, 2004, the Executive shall have a target annual bonus equal to 90% of his Annual Base Salary (the “2004 Target Bonus”). Payment of 80% of the 2004 Target Bonus (the “2004 EBITDA Portion”) shall be contingent upon the Company achieving an EBITDA target of $650,000,000 for 2004. The Executive shall earn between 0% and 200% of the 2004 EBITDA Portion based upon the Company’s achievement of EBITDA at the levels set forth in Exhibit A attached hereto. For example, the 2004 EBITDA Portion of the bonus for 2004 shall not be earned unless the Company achieves an EBITDA of at least $630,000,000. The Special Committee shall determine, in its sole discretion, the Company’s actual EBITDA for 2004. Payment of the remaining 20% of the 2004 Target Bonus (the “Personal Performance Portion”) shall be contingent upon the Executive’s achievement of individual objectives to be established by the Special Committee within thirty (30) days following the Commencement Date. The Executive shall earn between 0% and 100% of the Personal Performance Portion based upon the degree to which the Special Committee, in its sole discretion, determines the Executive satisfies the individual objectives established by the Special Committee. With respect to each fiscal year commencing after December 31, 2004, the Executive shall have a target annual bonus equal to 90% of his Annual Base Salary. The Special Committee shall establish, in its sole discretion, the performance and payment conditions applicable to such annual bonuses.

(iii) Special Equity Award. Effective as of the Commencement Date, the Company shall grant the Executive 100,000 shares of restricted stock (the “Restricted Stock Award”) pursuant to the Company’s 1998 Restricted Stock Plan. Except as otherwise expressly provided herein, (A) the Restricted Stock Award shall vest and cease to be restricted only if the Executive is employed by the Company on the third anniversary of the Commencement Date and (B) the Executive will immediately forfeit the Restricted Stock Award if he ceases to be employed by the Company prior to the third anniversary of the Commencement Date. Effective as of the Commencement Date, the Company shall grant the Executive a stock option (the “Option”) to purchase an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.01 (the “Shares”) pursuant to the Company’s 1995 Stock Option Plan. The Option shall have a term of ten years from the date of grant, subject to earlier expiration as provided herein. The per Share exercise price of the Shares underlying the Option shall be equal to the last reported sales price for a Share on the Commencement Date (or the immediately preceding trading day if the Commencement Date is not a trading day) as quoted by brokers and dealers trading in the Shares in the over-the-counter market. Except as otherwise expressly provided herein, the Option shall vest and become exercisable with respect to one-third of the Shares on each of the first three anniversaries of the Commencement Date (that is, 333,333 on the first anniversary, 333,333 on the second anniversary and 333,334 on the third anniversary) provided the Executive is employed by the Company on each such date. Except as otherwise provided in Sections 4 and 5 below, the Restricted Stock Award and Option shall be governed by the terms of the equity incentive plan(s) and/or agreements pursuant to which the Restricted Stock Award and Option are granted.

(iv) Long-Term Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in the ongoing equity and other long-term awards and programs of the Company on the same basis as other similarly-situated executives of the Company.

(v) Other Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in the Company’s (A) employee benefit plans, programs and arrangements (including, without limitation, life insurance, 401(k), and disability insurance), (B) vacation and sick leave programs and (C) perquisite programs and arrangements, if any, in each case, on the same basis as generally provided to other similarly-situated executives of the Company, provided that commencing no later than fifteen (15) business days following the Commencement Date, the Company shall provide the Executive with disability insurance coverage that provides an annual long-term disability benefit equal to 60% of Annual Base Salary subject to the Executive being eligible for such coverage from a third party at commercially reasonable rates. The Board will use its best efforts, after taking into account the Company’s profitability, to establish a supplemental executive retirement program for senior executives (of which the Executive will be a participant).

(vi) Certain Expenses. The Company shall reimburse the Executive for all appropriate business expenses in accordance with the terms of the Company’s policies and procedures in effect from time to time. In addition, the Company shall reimburse the Executive for the following relocation expenses: (A) two (2) house hunting trips in the Birmingham, Alabama area for the Executive and his family, (B) all reasonable closing costs incurred by the Executive in the sale of his primary residence in Tennessee, (C) transportation of the Executive’s household goods from his primary residence in Tennessee to his new primary residence in or around the Birmingham, Alabama area, (D) all reasonable closing costs for the purchase of the Executive’s new primary residence in or around the Birmingham, Alabama area and (E) temporary living expenses in or around the Birmingham, Alabama area and reasonable commuting costs from Tennessee to Birmingham, Alabama for the Executive until the earlier of the six (6) month anniversary of the Commencement Date or the date the Executive purchases a new primary residence (collectively, the “Relocation Expenses”). In the event the Company determines that the Executive is subject to federal, state or local tax on all or any portion of the Company’s reimbursement of the Relocation Expenses, the Company shall pay the Executive an additional amount equal to the amount of federal, state and local taxes the Executive is required to pay with respect to the Company’s reimbursement for the Relocation Expenses.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. In the event of the Executive’s Disability (as defined in Exhibit B attached hereto), the Company may provide the Executive with written notice in accordance with Section 12(c) of this Agreement of its intention to terminate the Executive’s employment due to Disability. In such event, the Executive’s employment with the Company shall terminate effective on the date the Company sends such notice to the Executive (the “Disability Commencement Date”); provided that the Executive’s employment hereunder shall immediately terminate on the first date the Executive incurs a Disability as defined in clause (i) of the definition of Disability set forth on Exhibit B.

(b) With or Without Cause. The Executive is an employee at will and the Company may terminate the Executive’s employment either with or without Cause (as defined in Exhibit B attached hereto). For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment other than due to Cause, death or Disability.

(c) With or Without Good Reason. The Executive’s employment may be terminated by the Executive voluntarily with or without Good Reason (as defined in Exhibit B attached hereto).

(d) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than death) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, provided that if the event giving rise to a termination for Cause is pursuant to clauses (i), (iii), (vi) or (vii) of the definition of Cause, the date on which there is delivered to the Executive written notice of the requisite Board vote as set forth in the definition of “Cause” in Exhibit A, (ii) if the Executive’s employment is terminated by the Company without Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (iii) if the Executive’s employment is terminated by the Executive for Good Reason, 30 days after the Company receives the Notice of Termination unless the Company has cured the alleged grounds for such termination within 30 days after such receipt or if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the Company receives the Notice of Termination, provided however, in either case the Company may accelerate the Date of Termination to an earlier date by providing the Executive notice of such action and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the Disability Commencement Date, as the case may be.

(f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the Date of Termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

4. Obligations of the Company upon Termination.

(a) Good Reason; Without Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause, or the Executive shall terminate employment for Good Reason, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits (provided the Executive has executed and not revoked a general release of claims against the Company in a form satisfactory to the Company):

(i) an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;

(ii) an amount equal to a pro rata portion (based upon the portion of the year elapsed through the Date of Termination) of the Executive’s annual bonus, if any, that the Executive would have earned for the year of termination based upon the Company’s actual performance for the entire year, payable when bonuses for such year are paid to other executives of the Company;

(iii) continued payment in accordance with the Company’s payroll practices of the Executive’s Annual Base Salary for the remainder of the Employment Period (without regard to its earlier termination hereunder), but in no event less than twenty-four (24) months;

(iv) immediate vesting as of the Date of Termination of the unvested portion of the Option, with continued exercisability of the outstanding portion of the Option for twelve (12) months following the Date of Termination;

(v) immediate vesting as of the Date of Termination of the unvested portion of the Restricted Stock Award;

(vi) continued participation for the remainder of the Employment Period (without regard to its earlier termination hereunder) in all medical, dental and life insurance coverages and all pension and welfare benefit plans and programs in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination, but in no event less than twenty-four (24) months for any medical and/or dental plan; provided, however, that in the event that any of the benefit plans do not permit such continued participation, the Company shall provide the Executive (or his eligible dependents) with the economic equivalent of such participation on an after-tax basis;

(vii) payment of unpaid amounts earned or owing to the Executive, including any incentive payments earned for performance periods that have ended and any un-reimbursed business expenses; and

(viii) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company and any affiliate.

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall have no further obligations to the Executive or his legal representatives, as applicable, under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:

(i) payment of Annual Base Salary through the end of the month in which the Executive’s Date of Termination occurs;

(ii) an amount equal to the pro-rata portion (based upon the portion of the year elapsed through the Date of Termination) of the Executive’s target annual bonus for the year in which the Executive’s Date of Termination occurs;

(iii) in the event of the Executive’s death, full vesting as of the Date of Termination of the unvested portion of the Option with continued exercisability of the outstanding portion of the Option for twelve (12) months following the date of death and in the event of the termination of the Executive’s employment due to Disability, the unvested portion of the Option shall be immediately forfeited and the vested and outstanding portion of the Option shall remain exercisable for three (3) months following the Executive’s Date of Termination;

(iv) full vesting as of the Date of Termination of the unvested portion of the Restricted Stock Award;

(v) continued participation for the remainder of the Employment Period (without regard to its earlier termination hereunder) in all medical, dental and life insurance coverages and all pension and welfare benefit plans and programs in which he (in the case of the Executive’s termination due to Disability) and his eligible dependents were participating immediately prior to the Executive’s Date of Termination (excluding continued participation in any short- or long-term disability plan), but in no event less than twelve (12) months for any medical and/or dental plan; provided, however, that in the event that any of the benefit plans do not permit such continued participation, the Company shall provide him (or his eligible dependents) with the economic equivalent on an after-tax basis;

(vi) payment of unpaid amounts earned or owing to the Executive, including any incentive payments earned for performance periods that have ended and any un-reimbursed business expenses; and

(vii) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company and any affiliate.

(c) Cause or Voluntary Resignation Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for any reason other than Good Reason, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:

(i) an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;

(ii) the portion of the Option that was vested and outstanding as of the Date of Termination, if any, shall remain exercisable for three (3) months after the Date of Termination, and the portion of the Option that was not vested as of the Date of Termination shall be forfeited and cancelled effective as of the Date of Termination;

(iii) the unvested portion of the Restricted Stock Award shall be forfeited and canceled as of the Date of Termination;

(iv) payment of unpaid amounts earned or owing to the Executive, including any incentive payments earned for performance periods that have ended and any un-reimbursed business expenses; and

(v) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company and any affiliate.

(d) Termination Following a Notice of Non-Renewal. If the Company notifies the Executive of its intention to not extend the Employment Period as contemplated under Section 1 and the Executive’s employment is terminated by the Company after the expiration of the Employment Period (except in the event of death, Disability or for Cause), the Executive shall be paid Annual Base Salary through the Date of Termination and for twenty-four (24) months thereafter and all equity, including the Option and the Restricted Stock Award, shall be treated in accordance with the terms of the applicable plan and/or award agreement, provided that the outstanding portion of the Option shall remain exercisable for twelve (12) months following the Date of Termination. For the avoidance of doubt, upon a notice of non-renewal delivered by the Company in accordance with Section 1 and provided the Executive’s employment has not been terminated prior to the expiration of the original three (3) year Employment Period in circumstances where the Option and Restricted Stock Award would not vest, the Option and the Restricted Stock Award shall fully vest upon the expiration of the original three (3) year Employment Period.

5. Change in Control Protections.

(a) Upon the occurrence of a Change in Control (as defined in Exhibit B attached hereto), all outstanding options to acquire Shares granted to the Executive by the Company shall immediately vest and become exercisable and all other equity-related awards granted to the Executive by the Company shall immediately vest and all restrictions thereon shall immediately lapse.

(b) This Section 5(b) shall apply if the Company terminates the Executive without Cause or the Executive terminates employment for Good Reason during (i) the two-year period after a Change in Control or (ii) the six-month period preceding a Change in Control if such termination preceding a Change in Control was at the request of a third party or otherwise arose in anticipation of such Change in Control. If any such termination occurs, the Executive shall receive benefits set forth in Section 4(a) (provided the Executive has executed and not revoked a general release of claims against the Company in a form satisfactory to the Company), except that (A) the severance payable under clause (iii) of Section 4(a) shall not be less than two (2) times the sum of Annual Base Salary and annual target bonus for the year of termination and any severance due and outstanding following the Change in Control shall be paid in a lump-sum immediately following the Executive’s Date of Termination, provided that if the Executive’s employment is terminated hereunder within six (6) months prior to a Change in Control, the increased severance provided under this Section 5(b) shall only be due and payable if the Change in Control has occurred, in which event any due and outstanding severance (after taking into account amounts paid to the Executive under clause (iii) of Section 4(a)) shall be paid in a lump sum immediately following the Change in Control and (B) the Company shall provide the Executive with outplacement services, the scope and provider of which shall be determined by the Executive.

6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit or other entitlement provided by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s auditors or such other nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company directly to the Internal Revenue Service within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, subject to the provisions of this Section 6. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

The Executive shall not pay such claim prior to the expiration of the ninety (90) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any attorneys’ fees and costs incurred by the Executive in connection therewith and any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment or suit for a refund.

(d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly after his receipt pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty

(30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. No Duplication; No Mitigation. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment except with respect to the continuation of benefits under Section 4(a)(vi) or 4(b)(v), which shall terminate immediately upon obtaining comparable coverage from another employer.

8. Indemnification. The Executive shall be entitled to indemnification in connection with a litigation or proceeding arising out of the Executive’s acting as President and Chief Executive Officer or an employee, officer or director of the Company, to the fullest extent permitted under the Company’s charter and by-laws and by applicable law. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

9. Restrictive Covenants.

(a) Confidentiality. During the Employment Period and thereafter, other than in the ordinary course of performing his duties for the Company, the Executive agrees that he shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the course of his employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information. In the event the Executive is requested to disclose information as contemplated in the preceding sentence, the Executive agrees, unless otherwise prohibited by law, to use his best efforts to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of the Executive making such disclosure in order to permit the Company a reasonable opportunity to challenge such disclosure. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure by the Executive; or (ii) becomes known to the public through no wrongful disclosure by or act of the Executive or any representative of the Executive.

(b) Property Rights. Whether during the Employment Period or thereafter, the Executive agrees to hereby sell, assign and transfer to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the

Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning any Rights, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. The Executive agrees that at the time of the termination of employment, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in his possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its affiliates, including any and all documents relating to the conduct of the business of the Company or any of its affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination of the Executive’s employment and (y) any information necessary for the Executive to retain for his tax purposes.

(c) Non-Competition. The Executive acknowledges that in his capacity in management the Executive has had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, during the Executive’s employment and for twenty-four (24) months following termination of such employment (whether during the Employment Period or thereafter) or, for twelve (12) months if the Executive is terminated by the Company for Cause or due to Disability, to protect the Company’s trade secrets and other confidential and proprietary information, the Executive agrees that he shall not, other than in the ordinary course of performing his duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business. The Executive shall not be deemed to be in violation of this Section 9(c) by reason of the fact that he owns or acquires, solely as an investment, two percent (2%) or less of the outstanding equity securities (measured by value) of any publicly traded company. “Competitive Business” shall mean (x) the Executive’s participation in any unsolicited offer to purchase the stock or assets of the Company or (y) any business that competes anywhere in the world where the Company conducts any business or activity with (I) any business or activity, conducted by the Company as of the Executive’s Date of Termination or (II) any business or activity in which the Company is actively considering as of the Executive’s Date of Termination to engage.

(d) Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the

Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that, other than in the ordinary course of performing his duties for the Company, during the Executive’s employment and for the thirty-six (36) month period following the termination of such employment (whether during the Employment Period or thereafter) (the “Restricted Period”), the Executive will not, on behalf of himself or any other person or entity, directly or indirectly seek to encourage or induce any vendor or customer of the Company to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers. No action by another person or entity in engaging in such encouragement or inducement as described in the preceding sentence shall be deemed to be a breach of this provision by the Executive unless the Executive assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(e) Non-Solicitation. The Executive agrees that during the Restricted Period (other than in the ordinary course of performing his duties for the Company), he will not, without the prior written consent of the Company, directly or indirectly, (i) hire any employee of the Company or any of its affiliates who is then an employee of the Company or such affiliate or was an employee during the prior six (6)-month period, or (ii) solicit or encourage any such employee to leave the employ of the Company or such affiliate, as the case may be. No action by another person or entity in engaging in such hiring, solicitation or encouragement as described in the preceding sentence shall be deemed to be a breach of this provision by the Executive unless the Executive assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(f) Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not (i) make any public derogatory comment concerning the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee of the Company or (ii) publish or produce any information or write any book, article, screenplay, teleplay or similar type of publication relating to the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee. Notwithstanding the foregoing, nothing in this Section 9(f) shall prohibit the Executive from responding publicly to incorrect, disparaging or derogatory public statements about the Company or the Executive relating to his employment with the Company.

(g) Blue Penciling. If any restrictions on competitive or other activities contained in this Section 9 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.

(h) Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 9 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(i) Survival. The provisions of this Section 9 shall remain in full force and effect until the expiration of the periods specified herein notwithstanding the earlier termination of the Executive’s employment hereunder or the expiration of the Employment Period. For purposes of this Section 9, “Company” shall mean the Company and any affiliate of the Company.

10. Dispute Resolution/Legal Fees. Except to the extent necessary to enforce the provisions of Section 9 hereof in accordance with Section 9(g) or (h), any disputes under this Agreement shall be settled by arbitration in Birmingham, Alabama in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Subject to review of time entries and other documentation, the Company shall pay reasonable legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement (and the preceding term sheet) up to a maximum of $40,000.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

12. Miscellaneous.

(a) The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive agrees that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its affiliates.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	HealthSouth Corporation 1 HealthSouth Parkway Birmingham, AL 35243

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) No waiver shall be valid unless in writing signed by the party providing the waiver (that is, by the Executive or an authorized officer of the Company, as the case may be).

(g) This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto (including, without limitation, the term sheet previously negotiated by the parties). In the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreement or plan relating to the Option and/or Restricted Stock Award, the provisions of this Agreement shall control. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, shall survive after the expiration of the Employment Period.

(h) Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective or binding on the Company until the completion, to the Company’s sole satisfaction, of a criminal background check regarding the Executive and a drug screening test of the Executive.

(i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

JAY F. GRINNEY

/s/ Jay F. Grinney

HEALTHSOUTH CORPORATION

By:	/s/ Joel C. Gordon
Name:	Joel C. Gordon
Title:	Acting Chairman of the Board

EXHIBIT A

% of Corp Bonus Paid
200
180
160
140
120
100
80
60
0
No Bonus
<630m
630m
640m
650m
660m
670m
680m
690m
700m
EBITDA ($)

A-1

EXHIBIT B

Except as otherwise expressly provided in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings set forth below:

“affiliate” of a person or other entity shall mean a person or other entity controlled by, controlling or under common control with the person or other entity specified.

“Disability” shall mean (i) the Executive becomes eligible for full benefits under a long-term disability policy provided by the Company or (ii) the Executive has been unable, due to physical or mental illness or incapacity, to substantially perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred eighty (180) days during any consecutive twelve (12)-month period.

“Cause” shall mean:

(i) the Executive’s act of fraud, misappropriation, or embezzlement with respect to the Company or any material affiliate;

(ii) the Executive’s indictment for, conviction of, or plea of guilt or no contest to any felony (other than a minor traffic violation);

(iii) in carrying out his duties, the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material harm to the Company’s business or reputation;

(iv) the suspension or debarment of the Executive from participation in any federal or state health care program as a result of any act or omission of the Executive in connection with his employment with the Company or the suspension or debarment of the Company or any of its affiliates, from participation in any federal or state health care program as a result of any willful act or omission of the Executive in connection with his employment with the Company;

(v) the Executive’s admission of liability of, or a finding by a court or the applicable regulatory agency or body of liability for, the violation of any “Securities Laws” (but excluding any technical violations of any Securities Laws which are not criminal in nature); as used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi) the Executive’s failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Board; or

(vii) the Executive’s material breach of any restrictive covenant set forth in Section 9 of this Agreement.

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For purposes of this definition of “Cause, an action or failure to act by the Executive shall not be considered “willful” if the Executive believed in good faith that his action or failure to act was in, or not opposed to, the best interests of the Company and its affiliates. Anything notwithstanding to the contrary, the Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (i), (iii), (vi) or (vii) above, unless the Executive has been given written notice by the Board stating the basis for such termination and he is given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of the members of the Board (other than the Executive, if applicable) “Cause” for terminating the Executive’s employment on the basis exists.

“Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent:

(i) a reduction in the Executive’s then current Annual Base Salary or target bonus opportunity;

(ii) a material diminution in the Executive’s positions, duties or authorities;

(iii) failure to appoint (or reappoint) the Executive to the position of President and Chief Executive Officer of the Company and as a member of the Board or the removal of the Executive from any such position;

(iv) a change in reporting structure so that the Executive reports to someone other than the Board;

(v) the Company materially breaches a material provision of this Agreement (provided that in no event shall relocation of the Executive’s principal place of business or any failure by the Board or the Company to establish a supplemental executive retirement plan or to provide a supplemental pension benefit for the Executive be deemed to be a breach of this Agreement); or

(vi) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law.

Anything notwithstanding to the contrary, the Executive may only terminate his employment for “Good Reason” upon thirty (30) days’ written notice to the Company (provided the Company does not cure the event or events giving rise to Good Reason prior to the expiration of such thirty (30)-day notice period).

“Change in Control” will be deemed to have taken place if:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of Company securities having 50% or more of the combined voting

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power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the holders of all the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the surviving entity (or in the event each entity survives, the surviving entity that is the parent entity) entitled to vote generally in the election of the directors of such surviving entity (or in the event each entity survives, the surviving entity that is the parent entity) after such transactions; or

(iii) the Company sells, transfers or leases all or substantially all of the assets of the Company, including its subsidiaries.

Notwithstanding the foregoing, the occurrence of one of the following events, by itself, will not be deemed to constitute a “Change in Control”: the Company (A) commences a voluntary case or proceeding or (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, in either case, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors.

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